EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-00572 on Form N-1A of our report dated November 20, 2023, relating to the financial statements and financial highlights of Eaton Vance AMT-Free Municipal Income Fund, one of the funds constituting Eaton Vance Mutual Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 23, 2024